BerryDunn
BDMP Assurance, LLP
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2026, with respect to the consolidated financial statements, incorporated therein by reference, of Avidia Bancorp, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2025.
/s/ BDMP Assurance, LLP
Portland, Maine
September 16, 2026
berrydunn.com